Exhibit 21.1
VAREX IMAGING CORPORATION
LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Varex Imaging Equipment (China) Co., Ltd.	China
MeVis Medical Solutions AG (73.7%)	Germany
Varex Imagens Brasil, Ltda.	Brazil
Varex Imaging Holdings, Inc.	Delaware, USA
Varex Imaging France SARL	France
Varex Imaging Deutschland AG	Germany
Varex Imaging Italia Srl	Italy
Varex Imaging Investments B.V.	Netherlands
Varex Imaging International Holdings B.V.	Netherlands
Varex Imaging UK Limited	United Kingdom
Varex Imaging Group Nederland B.V.	Netherlands
Claymount Switzerland AG	Switzerland
Clayberg International B.V.	Netherlands
Varex Imaging Philippines, Inc.	Philippines
Varex Imaging Technologies (Beijing) Co. Ltd.	China
Varex Imaging Nederland B.V.	Netherlands
Verax Imaging Americas Corporation	Illinois, USA
Varex Imaging International AG	Switzerland
Varex Imaging West Holdings, Inc.	Delaware, USA
Varex Imaging West, LLC	Delaware, USA
Varex Imaging Mexico, S. de R.L. de C.V.	Mexico
3901 Carnation Street, LLC	Delaware, USA
Varex Imaging Japan, K.K.	Japan
Dexela Limited	United Kingdom
Varex Imaging Equipment (China) Co., Ltd.	China
Virtual Media Integration, LLC	Delaware, USA
Varex Imaging Arabia, LLC (75%)	Saudi Arabia
Varex Imaging India Private Limited	India
Direct Conversion AB (publ) (~98%)	Sweden
Oy Ajat Ltd.	Finland
Direct Conversion Ltd	United Kingdom
Direct Conversion GmbH	Germany
Xcounter Securities AB	Sweden